UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 26, 2021

AKERNA CORP.
(Exact name of registrant as specified in its charter)

Delaware	001-39096	83-2242651
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1630 Welton Street, Floor 4, Denver, Colorado	80202
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (888) 932-6537

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	KERN	NASDAQ Capital Market
Warrants to purchase one share of Common Stock	KERNW	NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 26, 2021 the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Akerna Corp. (the “Company”) determined the final annual bonus for Ms. Jessica Billingsley, Chief Executive Officer of the Company, for the six-month transition period ended December 31, 2020. For the six-month transition period, the Committee determined that Ms. Billingsley has earned a non-discretionary cash bonus award of $81,625 and a discretionary share bonus of $31,250 worth of the Company’s shares of common stock, which resulted in the issuance of 7,548 shares of common stock to Ms. Billingsley based on the 10-day volume weighted average price of the common stock as of the date of the award. As result of the determination of Ms. Billingsley’s annual bonus for the fiscal year ended June 30, 2020, the total annual compensation of Ms. Billingsley for the transition period ended December 31, 2020 as previously reported in the Company’s Summary Compensation Table prepared in accordance with Item 402 of Regulation S-K under the United States Securities Exchange Act of 1934, as amended, increased from $219,940 to $332,815, which includes a grant date fair value of the 7,548 shares of common stock of $31,250 based on a closing share price of $4.14 on the date of grant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Dated: April 30, 2021	AKERNA CORP.

	By:	/s/ John Fowle
Name: John Fowle Title: Chief Financial Officer